Amerant Bancorp Inc. Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Amerant Florida Bancorp Inc.	Florida
Amerant Bank, N.A.	United States of America
Amerant Investment Services Inc.	Delaware
Amerant Trust, N.A.	United States of America
Elant Bank & Trust Ltd.	Cayman Islands
Commercebank Capital Trust I	Delaware
Commercebank Capital Trust VI	Delaware
Commerce BHC Capital Trust VII (sometimes referred to as the “Commercebank Capital Trust VII”)	Delaware
Commerce BHC Capital Trust VIII (sometimes referred to as the “Commercebank Capital Trust VIII”)	Delaware
Commercebank Capital Trust IX	Delaware
Commercebank Capital Trust X	Delaware
CB Reit Holding Corporation	Delaware
220 Alhambra Properties LLC	Florida
MCNA Properties IV LLC	Florida
CTC Management Services LLC	Florida
CB Real Estate Investment, Inc	Florida